Exhibit 2.1

EXECUTION VERSION

DATED              15 May 2018

between

GOLDCUP 16681 AB

(under name change to

STIGA SPORTS HOLDING AB)

-and-

ESCALADE, INCORPORATED

SHARE PURCHASE AGREEMENT

regarding shares in

STIGA SPORTS GROUP AB

CONTENTS

1	DEFINITIONS AND INTERPRETATION	3
2	SALE AND PURCHASE	4
3	PURCHASE PRICE	4
4	CLOSING	5
5	WAIVER	6
6	SELLER'S WARRANTIES	6
7	LIMITATIONS	7
8	CERTAIN UNDERTAKINGS	7
9	MISCELLANEOUS	9
10	GOVERNING LAW AND DISPUTES	10

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THIS SHARE PURCHASE AGREEMENT (the "Agreement") is made on 15 May 2018

BETWEEN:

(1)	GOLDCUP 16681 AB (under name change to STIGA SPORTS HOLDING AB), a Swedish limited liability company with registration number 559157-9965 and registered address at box 642, 631 08 Eskilstuna (the "Buyer"); and

(2)	ESCALADE, INCORPORATED, a company incorporated under the laws of Indiana, USA with registration number 198707-763 and registered address at 817 Maxwell Avenue, Evansville, Indiana 47711 (the "Seller").

The Seller and the Buyer are herein jointly referred to as the “Parties" and each of them a Party”.

RECITALS:

A.	STIGA Sports Group AB is a Swedish limited liability company with registration number 556216-6347 (the "Company") which has a share capital of SEK 1,200,000, divided into 12,000 shares, all of equal rights (the "Shares").

B.	Certain members of the Bandstigen family in the aggregate own 6,000 of the Shares. The Seller owns the other 6,000 Shares (below referred to as the "Seller's Shares").

C.	The Parties have agreed that the Buyer shall buy the Seller's Shares from the Seller on the terms set out in this Agreement.

IT IS AGREED:

1	DEFINITIONS AND INTERPRETATION

In this Agreement the following terms have the following meanings:

“Affiliate” of any Person shall mean any other Person at any time directly or indirectly controlling, controlled by, or under common control with, such first-mentioned Person; provided, that, for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

“Agreement” means this share purchase agreement;

“Business Day” means a day when banks are open for general banking business, apart from over the Internet only, in Sweden;

“Buyer” has the meaning set out in the introductory paragraph;

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“Closing” means the completion of the transaction contemplated by this Agreement;

“Closing Date” means the date on which Closing takes place.

“Company” has the meaning set out in Recital A;

“Encumbrance” means any mortgage, charge, pledge, lien (Sw. panträtt), option or other encumbrances (Sw. sakrätter) or restriction of any kind;

“Indian” means Indian Industries, Inc., a company incorporated under the laws of Indiana, USA, and a wholly-owned subsidiary of the Seller;

“Parties” and “Party” has the meaning set out in the introductory paragraph;

“Person” means a natural or legal entity or any other body having legal personality;

“Purchase Price” has the meaning set out in section 3;

“Seller” has the meaning set out in the introductory paragraph;

“Seller's Shares” has the meaning set out in Recital B;

“Seller's Warranties” has the meaning set out in section 6;

“Shareholders Agreement” means the Shareholders Agreement dated 20 June 1994, as supplemented in December 2009 and confirmed on 15 January 2014, among the Seller and the other shareholders of the Company;

“Shares” has the meaning set out in Recital A;

“Signing Date” means the date hereof; and

“Subsidiary” means STIGA Sports AB, a Swedish limited liability company with registration number 556448-8178.

2	SALE AND PURCHASE

The Seller agrees to sell and the Buyer agrees to purchase the Seller's Shares free and clear from any Encumbrances at Closing.

3	PURCHASE PRICE

The purchase price to be paid by the Buyer for the Seller's Shares is SEK 295,000,000 (the “Purchase Price”).

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4	CLOSING

4.1	Time and Place of Closing

Closing shall take place on 17 May 2018 at 10.00 at the offices of DLA Piper at Kungsgatan 9 in Stockholm.

4.2	Seller's obligations at Closing

At Closing the Seller shall:

(a)	procure that Indian sign the termination agreement regarding the license agreement between Indian and the Subsidiary for the Pickleball trademark (dated 7 April 2015),

(b)	procure that Indian sign the consultancy agreement with the Subsidiary,

(c)	procure that Indian sign the new license agreement regarding the Stiga trademark,

(d)	sign the termination agreement regarding the Shareholders Agreement,

(e)	deliver a notification to the board of directors of the Company regarding the transfer of the Shares pursuant to this Agreement, and procure that the board of directors of the Company enters the Buyer as owner of the Seller's Shares in the share register of the Company and deliver evidence thereof to the Buyer,

(f)	deliver to the Buyer resignation letters, in a format to be supplied by the Buyer, from Patrick Griffin and Robert Griffin, according to which they resign from their positions as board members of the Company and the Subsidiary with effect from the Closing Date and confirm that they have no further claims on the Company or the Subsidiary, and

(g)	sign the closing memorandum.

4.3	Buyer's obligations at Closing

4.3.1	At Closing the Buyer shall:

(a)	procure that the Subsidiary signs the termination agreement regarding the license agreement between Indian and the Subsidiary for the Pickleball trademark (dated 7 April 2015),

(b)	procure that the Subsidiary signs the consultancy agreement with the Seller,

(c)	procure that the Subsidiary signs the new license agreement regarding the Stiga trademark,

(d)	procure that all shareholders of the Company, other than the Seller, sign the termination agreement regarding the Shareholders Agreement,

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(e)	pay to the Seller (without any set-off, deduction or counter-claim) the Purchase Price according to section 3, by wire transfer of immediately available funds to the bank account with Nordea Bank AB (publ), with account number 39527905699, IBAN SE2530000000039527905699 and BIC/swift address NDEASESS, or to such other account as designated by the Seller,

(f)	(i) hold a shareholders’ meeting in the Company, and procure that a shareholders meeting is held in the Subsidiary, to elect new board members, (ii) cause the election of new board members and the resignation of Patrick Griffin and Robert Griffin as directors in the Company and the Subsidiary to become effective by submitting notifications thereof to the Companies Registration Office, and (ii) provide the Seller with immediate confirmation of receipt of any notifications made for such purpose, and

(g)	sign the closing memorandum.

4.4	Closing as one transaction

Closing shall not be deemed to have occurred until and unless all deliveries and actions described above have taken place, which means that if one such delivery or action does not occur, all deliveries and actions already taken shall immediately be reversed.

5	WAIVER

Subject only to the Closing taking place, (a) the Seller hereby irrevocably and unconditionally waives any right to repayment of, or any other form of compensation for, any loan, shareholder's contribution, whether conditional or unconditional, or other claim granted by the Seller to the Company and/or any Affiliate of the Company at any time prior to the Signing Date, and (b) the Buyer hereby irrevocably and unconditionally waives any right to repayment of, or any other form of compensation for, any loan, shareholder's contribution, whether conditional or unconditional, or other claim granted by the Buyer, the Company and/or any Affiliate of the Company to the Seller and/or any Affiliate of the Seller, at any time prior to the Signing Date.

6	SELLER'S WARRANTIES

The Seller gives the following warranties to the Buyer, all of which are made as of the Signing Date (the "Seller's Warranties").

6.1	Status and capacity of the Seller

The Seller has the full legal right and capacity to enter into this Agreement and perform its obligations hereunder. A true, correct and complete copy of all organizing documents of the Seller has been provided to Buyer. The Seller declares that it has the right and full power to enter into and perform this Agreement and that it does not thereby violate any law, regulation or any court or arbitration decision rendered by a court to which they may be subject or any agreement to which they are a party.

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The Seller declares that, upon due execution by the Buyer, the Agreement constitutes valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms.

6.2	Ownership

The details of the Seller's Shares set out in Recital A and B are correct. The Seller owns the Seller's Shares free and clear of any Encumbrances. There are no share certificates representing the Seller's Shares.

7	LIMITATIONS

7.1.1	The Seller Warranties included in this Agreement are the only warranties given or made by the Seller and the Buyer expressly acknowledges and agrees that it may not rely on any other information provided, statement or warranty (express or implied).

7.1.2	Any claim under this Agreement shall be made by the claiming Party notifying in writing such claim to the other Party no later than twelve months after the Closing Date, after which point in time both Parties’ liability under this Agreement shall expire (except for the provisions set out in section 8.2 and 10, which shall survive).

7.1.3	The total liability of the Seller in respect of all breaches of the Seller's Warranties shall not exceed an amount equal to 100 per cent of the Purchase Price received by the Seller.

8	CERTAIN UNDERTAKINGS

8.1	Discharge

Provided that the auditors of the Company or the Subsidiary do not recommend otherwise, the Buyer shall on the first annual general meeting of the Company and the Subsidiary following the Closing Date discharge the resigning directors for the period up to and including the Closing Date. Such discharge shall not in any way limit or restrict or be construed to limit or restrict the Buyer’s rights against the Seller under this Agreement. The Buyer undertakes not to, and undertakes to procure that neither the Company, the Subsidiary or any Affiliate of such companies, make any claim (other than for fraud) against the resigning directors for their acts or omissions in such capacity. The obligations of the Buyer pursuant to this Section 8.1 are intended to also be for the benefit of the resigning directors, and each of them shall have the right to enforce these obligations against the Buyer.

8.2	Confidentiality

8.2.1	Each Party undertakes not to disclose:

(a)	any information that it may from time to time receive or obtain (in any form) as a result of the negotiation, preparation or execution of this Agreement or otherwise relating to the other Party or the Company, and which is not in the public domain; and

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(b)	any information relating to the negotiation, preparation or execution of this Agreements.

8.2.2	The obligation not to disclose information pursuant to this section 8.2 shall not apply to a Party:

(a)	if it is required to disclose such information under any applicable law or pursuant to an order of a court or any other public authority or of an arbitration tribunal;

(b)	if it is required to disclose such information under applicable stock exchange rules or the regulations of any other recognized market place;

(c)	if such disclosure has been consented to by the other Party in advance in writing; or

(d)	if the information is disclosed to its professional advisors provided that they are bound by a duty of confidence.

8.2.3	If a Party becomes required, in circumstances contemplated by (a) or (b) to disclose any information, such Party shall to the extent possible consult with the other Party and take into account any reasonable requests that the other Party may have in relation to the disclosure before any such disclosure.

8.2.4	Notwithstanding section 8.2.1, as from the Closing Date, the Buyer shall be entitled to use and disclose any Confidential Information relating to the Company.

8.2.5	Notwithstanding anything in this Agreement that may be construed to the contrary, to the extent required by United States securities laws, rules or regulations or the rules of The NASDAQ Stock Market or other applicable stock exchange, the Seller may disclose information about or relating to this Agreement and related transactions upon the advice and opinion of the Seller’s United States securities law counsel.

8.3	Information

After the Closing Date, each Party shall supply the other Party with such information about itself, its business, or this Agreement, and the Buyer shall supply the Seller with such information about the Company, the Subsidiary and their respective businesses, as the other Party may reasonably require for purposes of preparing tax returns, preparation or defense of tax audits or any other proceeding related to taxes, complying with the requirements of any applicable securities laws, rules or regulations or of any securities exchange to which the requesting Party is subject, or satisfying any requirements of any governmental authority applicable to the requesting Party.

8.4	Announcements

All press releases or public announcements about or relating to this Agreement and related transactions shall be issued jointly by the Parties, except as may be necessary under Section 8.2.5.

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9	MISCELLANEOUS

9.1	Costs

Each Party shall bear its own costs and expenses incurred in connection with the negotiations, preparation and execution of this Agreement.

9.2	Entire Agreement

This Agreement supersedes all prior negotiations, understandings and agreements relating to the subject matter hereof.

9.3	Amendments and Waivers

This Agreement may only be amended by an instrument in writing duly executed by the Parties. No change, termination, modification or waiver of any provision, term or condition of this Agreement shall be binding on the Parties, unless it is made in writing.

9.4	Notices

9.4.1	All notices and other communications required or permitted under this Agreement shall be in writing in English or Swedish and shall be addressed to i) the addresses set out below or such other address as may be given by written notice in accordance with this section 9.4, or ii) each Party's officially registered address.

If to the Buyer:	Goldcup 16681 AB
Att: Ankie Bandstigen
Box 642
631 08 Eskilstuna

With a copy to
(not serving as notice):	Advokatfirma DLA Piper Sweden KB
Att: Mats Jansson
Box 7315
103 90 Stockholm

If to the Seller:	Escalade, Incorporated
Att: David L. Fetherman, CEO
817 Maxwell Avenue
Evansville, Indiana (USA) 47711

With a copy to
(not serving as notice):	Mannheimer Swartling Advokatbyrå AB
Att: Fredrik Oling Andretzky
Box 1711
111 87 Stockholm

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9.4.2	A notice shall be considered received when the other Party has confirmed receipt. Should a Party not have confirmed receipt, a notice or other communication shall nevertheless be deemed received:

(a)	if delivered by hand, sent by reputable international overnight courier (with return or delivery receipt obtained) on the date of receipt by the recipient thereof if received prior to 17.00 (CET) and such day is a Business Day, and otherwise on the following Business Day; or

(b)	if sent within Sweden, one (1) Business Day, or if sent international, five (5) Business Days, after having been sent by registered or certified mail, return or delivery receipt requested, postage prepaid.

9.4.3	A copy to a Party's lawyer shall not constitute receipt of a notice by such Party.

9.5	Assignments

No Party may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party.

9.6	Partial Invalidity

If any provision of this Agreement is declared or deemed void, invalid or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect. The Parties shall seek to amend such void, invalid or unenforceable provisions and thereby this Agreement in order to give effect to, so far as is possible, the spirit of this Agreement and to achieve the purposes intended by the Parties.

9.7	Counterparts

This Agreement may be executed in originals or by facsimile and in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until delivery to the Buyer and the Seller of all counterparts in originals or by facsimile (including scanned copies delivered by email).

10	GOVERNING LAW AND DISPUTES

10.1	This Agreement shall be governed by and construed in accordance with the substantive laws of Sweden, without regard to its principles on the conflict of laws.

10.2	Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration administered by the Arbitration Institute of the Stockholm Chamber of Commerce (the “SCC”). The Rules for Expedited Arbitrations shall apply, unless the SCC in its discretion determines, taking into account the complexity of the case, the amount in dispute and other circumstances, that the Arbitration Rules shall apply. In the latter case, the SCC shall also decide whether the Arbitral Tribunal shall be composed of one or three arbitrators. The seat of arbitration shall be Stockholm, Sweden. The language to be used in the arbitral proceedings shall be English.

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10.3	Arbitral proceedings conducted with reference to this arbitration clause will be kept confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of the other Party. This notwithstanding, a Party shall not be prevented from disclosing such information in order to safeguard in the best possible way his rights vis-à-vis the other Party in connection with the dispute, or if the Party is obliged to so disclose pursuant to statute, regulation, a decision by an authority, a stock exchange contract or similar.

* * * * * *

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This Agreement has been duly executed in two (2) original copies, of which the Parties have taken one each.

Place:	Stockholm

Date: 15 May 2018

GOLDCUP 16681 AB
(under name change to STIGA SPORTS HOLDING AB)

/s/ Ann-Christin Bandstigen
Ann-Christin Bandstigen
(by power of attorney)

Place:	Evansville, IN

Date: 15 May 2018

ESCALADE, INCORPORATED

/s/ David L. Fetherman
Name: David L. Fetherman
Chief Executive Officer
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ADHERENCE TO WAIVER

The Company and the Subsidiary hereby unconditionally and irrevocably adhere to, and agrees to be bound by, the waiver set out in Section 5(b), of this Agreement, mutatis mutandis.

Signed and executed by:

Place:	Stockholm	Place	Stockholm

Date: 15 May 2018		Date: 15 May 2018

STIGA SPORTS GROUP AB		STIGA SPORTS AB

/s/ Ann-Christin Bandstigen		/s/ Ann-Christin Bandstigen
Ann-Christin Bandstigen		Ann-Christin Bandstigen
(by power of attorney)		(by power of attorney)

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